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                                                                   EXHIBIT 10.28


     IVUS GUIDED STENT DELIVERY SYSTEM DEVELOPMENT, SUPPLY AND DISTRIBUTION
                                    AGREEMENT


This IVUS Guided Stent Delivery System Development, Supply and Distribution Agreement is made this 15th day of December, 1998,

by and between

EndoSonics Europe B.V., De Bruyn Kopsstraat 15, 2288 EC Rijswijk, The Netherlands ("EndoSonics"), a wholly owned subsidiary of EndoSonics Corporation, 2870 Kilgore Road, Rancho Cordova, CA 95670, USA,

and

JOMED N.V., Stravinskylaan 2001, P.O. Box 75640, 1070 AP Amsterdam, The Netherlands, and any of its wholly owned subsidiaries ("JOMED").


In consideration of the mutual promises and covenants contained herein, the parties agree as follows:


1.      DEFINITIONS

        As used herein the following terms when used in their capitalized form shall have the following meanings:

1.1. "Agreement" shall mean this IVUS Guided Stent Delivery System Development, Supply and Distribution Agreement, as amended, modified, or supplemented from time to time by the parties as set forth herein.

1.2. "Confidential Information" shall have the meaning provided in Section 0 hereof.

1.3. "Development Plan" means the development program containing a schedule of milestones for the completion of the Product as shall be mutually agreed upon in writing between JOMED and EndoSonics during the Specification Phase.

1.4. "Distribution Agreement" means the agreement so named of even date herewith between EndoSonics Europe B.V. and JOMED N.V.

1.5.    "Dollars" or "$" shall mean United States Dollars.

1.6. "Product Specifications" shall have the meaning set forth in Section 0 hereof.

1.7. "Product" means the products to be developed and manufactured under this Agreement. The specific product and design specifications will be defined and mutually agreed upon in writing by the parties during the Specification Phase.


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1.8.    "RGA Number" shall have the meaning set forth in Section 0 hereof.

1.9. "Specification Phase" shall have the meaning set forth in Section 0 hereof.

1.10. "Subassembly" shall mean EndoSonics' catheter shaft and intravascular ultrasound scanner, which is suitable for integrating with JOMED's balloons and stents.

1.11.   "Term" shall have the meaning provided in Section 0 hereof.

1.12.   "Territory" shall have the meaning set forth in Exhibit 4.


2.      DEVELOPMENT

2.1.    Specification Phase:

        EndoSonics and JOMED shall use best efforts to jointly define, and agree in writing on, the product specifications ("Product Specifications") and Development Plan within a period of thirty (30) days following the date of this Agreement. If EndoSonics and JOMED are unable to agree on Product Specifications or the Development Plan either party shall have the right to terminate this Agreement without any further obligations.

2.2.    Project Manager:

        EndoSonics and JOMED shall each appoint a Project Manager to act as contact persons for the exchange of information during the development program. The Project Managers shall provide progress reports on a regular basis. Such reports shall enable EndoSonics and JOMED to review the progress and activities carried out under the Development Plan.

2.3.    Development Plan:

        EndoSonics and JOMED shall use best efforts to carry out the Development Plan for the Product in accordance with the terms of the Development Plan and within all agreed upon timetables and milestones set forth therein. Each party shall be responsible for its own expenses and development costs under the Development Plan. Either party's failure to meet the agreed upon milestones for a period of more than ninety (90) days shall constitute a material breach and basis for termination of this Agreement under Section 0.

2.4.    Development Support:

        Each party shall use best efforts to timely provide the other with all support required in accordance with the Development Plan. Any material change in the Development Plan shall be agreed to in writing between EndoSonics and JOMED.

2.5.    Disclosure of Information:

        Each party shall use best efforts to assist the other to obtain, and make available to the other on a timely basis, all information needed for the successful completion of




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        the Development Plan, including, but not limited to, results of medical and clinical trials and results of technical, regulatory and safety studies and evaluations performed by such party. All disclosures hereunder are subject to the confidentiality provisions of Section 0 below.


3.      MANUFACTURING; PURCHASE OF SUBASSEMBLIES

3.1.    Manufacturing Scope:

        The Product shall consist of a JOMED balloon and stent, incorporated into a modular EndoSonics intravascular ultrasound catheter. During the Term, EndoSonics and JOMED shall mutually review and agree on the most appropriate logistics of the manufacturing process. The initial manufacturing logistics, and the resulting obligations between the parties are set forth in Exhibit 1.

        Under the Medical Device Directive 93/42/EWG, JOMED shall be considered as the manufacturer of Product.

3.2.    Purchase of Subassemblies:

        EndoSonics shall supply JOMED with all of those quantities of Subassemblies as ordered by JOMED pursuant to this Agreement. The Subassemblies shall be packaged by EndoSonics in its standard packaging configuration and shall be shipped to JOMED non-sterile. Nothing contained herein shall restrict the right of EndoSonics to sell Subassemblies to other parties or to utilize the Subassemblies in other products. JOMED agrees that it is buying the Subassemblies solely for incorporation in the Product and that it will sell such Product only in accordance with the distribution rights as set forth in Section 0.

3.3.    Prices:

        Prices to JOMED for Subassemblies shall be as set forth in Exhibit 2.. The price for each Subassembly shall include any labor and overhead charges incurred for the mounting of a JOMED balloon onto an EndoSonics catheter. EndoSonics shall provide at least 60 days prior written notice of changes in said prices. Price changes shall not affect unfulfilled purchase orders accepted by EndoSonics prior to the effective date of such changes.

3.4.    Forecasts:

        At least thirty (30) days prior to the beginning of each calendar month commencing with the month of February 1999, JOMED shall provide EndoSonics with a written forecast of JOMED's expected order requirements for Subassemblies during each of the following six (6) months. All such forecasts shall be good faith estimates of JOMED's requirements; provided, however, that JOMED shall be obligated to purchase all Subassemblies specified for the initial month of each such forecast, and provided further, that JOMED's subsequent order for the second month of each such forecast shall not deviate by more than 30% from said forecast.



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        The initial forecast for 1999 as agreed between the parties is attached as Exhibit 3.

3.5.    Orders:

        JOMED shall place any binding orders for Subassemblies by written or electronic purchase order (or by any other means agreed to by the parties) to EndoSonics. Such purchase orders shall set forth the desired date of delivery with respect to the Subassemblies ordered and shall be placed at least thirty (30) days prior to such desired date of delivery, in accordance with the foregoing Section 0. No order shall be binding upon EndoSonics until accepted by EndoSonics in writing. EndoSonics shall use best efforts to deliver Subassemblies at the times specified in its written acceptance of JOMED's purchase orders.

3.6.    Payment Terms:

        All invoices submitted by EndoSonics shall be payable within 60 days net, 30 days -1% discount, from the date of such invoices. Any invoice which is not paid in a timely manner shall accrue interest until paid at a rate equal to the lesser of 1.5% interest per month or the highest rate permitted by law.

3.7.    Shipment:

        EndoSonics shall ship, F.O.B. EndoSonics' factory, at JOMED's cost to any location chosen by JOMED utilizing carriers approved by JOMED. EndoSonics will pack all Subassemblies ordered hereunder in a manner suitable for shipment and sufficient to withstand the effects of shipping, including handling during loading and unloading. Title to the Subassemblies sold hereunder shall pass to JOMED upon delivery to a carrier designated by JOMED, whereupon JOMED shall assume all risk of loss.

3.8.    Pilot Manufacturing:

        Immediately upon the completion of the development program, EndoSonics and JOMED shall manufacture a total of 200 Products intended to be used in the Registry as set forth under Section 0.

3.9.    Defective Subassemblies:

        Claims concerning any failure of any Subassembly to meet the warranties set forth in Section 0 below shall be promptly made by JOMED following such failure being discovered by JOMED. At EndoSonics' request and after EndoSonics' issuance of a Returned Goods Authorization number ("RGA Number"), JOMED shall forward for inspection all Subassemblies that are the subject of JOMED's claim. EndoSonics shall inspect such Subassemblies and, if it concurs with JOMED's claim, shall, within fifteen (15) days from the date EndoSonics concurs with JOMED's claim, replace the defective Subassemblies without any cost to JOMED or refund the purchase price. If either party does not agree with the other party's decision regarding such claim and the parties are unable to resolve their differences within fifteen (15) days of such initial claim, then either party may refer the matter to an independent specialized firm of international reputation agreeable to both parties for




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        final analyses within a thirty (30) day period, which shall be a final resolution of such issue, binding on both parties hereto. No Subassemblies shall be returned without the prior written consent of EndoSonics, as evidenced by the issuance of an RGA Number.

3.10.   Improvements and Enhancements; Change Notices:

        EndoSonics shall notify JOMED of any material changes or modifications which may improve or enhance the performance of the Subassemblies and shall use best efforts to timely incorporate such changes and modifications in future deliveries of said Subassemblies.

        In addition, EndoSonics shall provide JOMED with prompt notice of any change or modification to the Subassemblies (or any change or modification to the Specifications) to be implemented or made by EndoSonics, to the extent such change or modification may affect the manner in which JOMED handles the Subassemblies or markets or sells Products incorporating the Subassemblies.


4.      MINIMUM PURCHASE COMMITMENT

        During the first 12 months of the Term, JOMED shall purchase a minimum amount of [*] Subassemblies (the "Minimum Purchase Commitment"). For the purposes of this provision, a "purchase" of Subassemblies shall mean EndoSonics' shipment of such Subassemblies on or before the last day of the agreed upon time period. JOMED's failure to meet the Minimum Purchase Commitment shall constitute a material breach and basis for termination of this Agreement under Section 0.

        JOMED's purchase order 1/98SE dated 30 September 1998 for * pilot-production catheter Subassemblies shall count towards the Minimum Purchase Commitment as specified above.


5.      REGULATORY COMPLIANCE; QUALITY ASSURANCE AND CORRECTIVE ACTIONS

5.1.    Regulatory Compliance:

        As the finished device manufacturer, JOMED shall be responsible for fulfillment of all regulatory obligations including, but not limited to, obtaining the CE Mark, filing medical device reports and compliance with all other pre- and post-marketing governmental requirements. JOMED shall use best efforts to timely fulfill said regulatory obligations. At the request of JOMED, EndoSonics shall cooperate to permit cross-referencing by the Food and Drug Administration ("FDA") of data from the FDA master file for the Subassembly or parts thereof, and timely provide such information as may be necessary to enable JOMED to comply fully with all applicable regulatory requirements ("Regulatory Information") to a mutually agreed upon notified body, provided that such notified body has agreed in writing not to disclose such Regulatory Information to JOMED or any third party except to a competent governmental authority in connection with a regulatory process. Third




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        party costs and expenses incurred in connection with the retention of any notified body and providing such information shall be shared between the parties.

[ * ] COFIDENTIAL TREATMENT REQUESTED. COFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.2.    Quality Assurance:

        With respect to the manufacturing, supply and market introduction of Product, EndoSonics and JOMED have entered into a Quality Assurance Agreement which is hereby incorporated as Exhibit 5..

5.3.    Corrective Actions:

        In the event any governmental agency having jurisdiction shall request or order, or if JOMED shall determine to undertake any corrective action with respect to any Product which incorporates a Subassembly, including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a fault of JOMED, then JOMED shall be liable, and shall reimburse EndoSonics, for the reasonable costs of such action. In the event such recall is due to the fault of EndoSonics, such costs shall be the responsibility of EndoSonics.


6.      DISTRIBUTION

6.1.    Distribution rights:

        During the Term, and provided that the Development Plan has been successfully completed, EndoSonics and JOMED shall mutually agree on the geographic territories in which the Product shall be distributed and on the most appropriate distribution channels for each of these territories. The initial territories and distribution channels are set forth in Exhibit 4.

        Neither party shall appoint any distributor, sales agent or other representative with respect to the Product within or outside of the Territory, or shall solicit any business from customers outside of the Territory, without the prior written consent of the other party.

6.2.    Product Transfer Price:

        In the event EndoSonics wishes to distribute Product through its direct sales force or through a third party distributor other than JOMED, the parties shall negotiate in good faith a reasonable transfer price to be paid by EndoSonics to JOMED for specified quantities of the Product to be purchased by EndoSonics. Such transfer price shall in no event be less favorable than the price afforded by JOMED to its most favored customer.

6.3.    Exclusive Arrangement:

        During the first 12 months of this Agreement, EndoSonics shall not enter into agreements with any other parties for the sale of a product for use in the coronary



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        intravascular ultrasound market, which is substantially similar to
        Product, in the Territory.

        Notwithstanding the above, EndoSonics shall be free to market any products, similar to Product, incorporating a balloon and stent manufactured by EndoSonics, its subsidiaries, affiliates, or any other party in which EndoSonics has a controlling interest.

6.4.    Product Labeling and Promotion:

        JOMED shall distribute any Product incorporating the Subassembly under a joint EndoSonics and JOMED label, clearly identifying the corporate names of each of the parties. Similarly, JOMED shall clearly identify the corporate names of each of the parties in connection with the promotion, advertising or distribution of any Product incorporating the Subassembly.

6.5.    Product Registry:

        Upon completion of the pilot manufacturing of the first 200 Products as set forth in Section 0, JOMED shall initiate a Registry including up to 20 centers in Europe which will each complete a total of 10 clinical cases using the Product. For each clinical case, a case evaluation form shall be completed. The information from the completed case evaluation forms shall be shared with EndoSonics.


7.      TERM - TERMINATION

7.1.    Term:

        The term ("Term") of this Agreement shall commence the date hereof, and, unless terminated sooner pursuant to the provisions of Section 0, shall terminate two (2) years from the date hereof; provided, however, that this Agreement may be extended upon the mutual written consent of the parties.

7.2.    Termination of Agreement:

        This Agreement shall terminate upon the happening of any of the following events :

        (a) either party's failure to cure the breach of any material term, covenant, or condition of this Agreement within 60 days after the breaching party receives notice of such breach;

        (b) immediately upon written notice to one party upon a material change in control of the other party including, without limitation, the acquisition or merger of the other party;

        (c) immediately upon either parties' cessation to function as a going concern;

        (d) immediately upon either parties' dissolution, liquidation, insolvency, bankruptcy, assignment for the benefit of creditors or admission in writing of its inability to pay its debts as they mature.



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7.3.    Obligations upon Termination or Expiration:

        Upon termination of this Agreement for other than JOMED's breach, EndoSonics shall continue to fulfill all orders for Subassemblies accepted by EndoSonics prior to the date of termination.

        If this Agreement is terminated by JOMED, pursuant to Section 0, JOMED shall have no further obligation to EndoSonics except with respect to payment for Products accepted by JOMED or shipped by EndoSonics prior to such termination.

        In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of EndoSonics or JOMED. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

        Upon termination or expiration of this Agreement, all rights granted by EndoSonics to JOMED shall cease immediately, except that JOMED may sell, market or distribute any Products for a period of three months following such termination.


8.      PROPRIETARY RIGHTS AND THIRD PARTY INFRINGEMENT

8.1.    Proprietary Rights:

        Except as expressly agreed in writing between the parties, all proprietary rights, title, and interest (including all patent rights, copyrights, trade secret rights and other intellectual property rights throughout the world ("Proprietary Rights")) with respect to the Product, including, but not limited to, all inventions (whether or not patentable), know-how, discoveries, ideas and improvements thereof, which are

        (a) developed or conceived solely by employees of JOMED as a result of the work performed hereunder shall be owned by JOMED;

        (b) developed or conceived solely by employees of EndoSonics as a result of the work performed hereunder shall be owned by EndoSonics;

        (c) inseparably contributed by employees of both parties shall be jointly owned by EndoSonics and JOMED.

8.2.    Third Party Infringement:

        (a) JOMED shall promptly notify EndoSonics if it becomes aware of any infringement by a third party of any patent owned or otherwise controlled by EndoSonics. Any decision concerning the taking of any action against such infringer shall be solely that of EndoSonics. In the event EndoSonics decides to take any such action, EndoSonics shall bear all expenses of any suit brought by it based upon such infringement and shall retain all damages or other monies awarded or received in settlement of such suit.



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        (b)     EndoSonics shall promptly notify JOMED if it becomes aware of any infringement by a third party of any patent owned or otherwise controlled by JOMED. Any decision concerning the taking of any action against such infringer shall be solely that of JOMED. In the event JOMED decides to take any such action, JOMED shall bear all expenses of any suit brought by it based uponsuch infringement and shall retain all damages or other monies awarded or received in settlement of such suit.


9.      CONFIDENTIALITY

        During the Term it is anticipated that the parties shall disclose to each other confidential or proprietary information, including but not limited to trade secrets, know-how, documentation, pre-clinical and clinical data, product development plans, specifications, forecasts, customer information, notes, reports, models, and samples ("Confidential Information"). Only such information that is marked or labeled by a party as "Confidential Information" shall be considered Confidential Information.

        If a party orally transmits information that it deems to be of a confidential nature, such party shall, within thirty (30) days from the transmittal thereof, summarize such information in a written form and mark such information "Confidential" and provide a copy of such writing to the other party. The duty of confidentiality set forth herein shall not apply to information that:

        (a) is, at the time of disclosure, in the public domain and generally available;

        (b) after disclosure, enters the public domain except where such entry is a direct result of a breach of this Agreement;

        (c) prior to disclosure, was already known to the party receiving such information, as evidenced by its written records;

        (d) subsequent to disclosure, is obtained from a third party in possession of such information and not under a contractual or fiduciary obligation to keep such information in confidence;

        (e) is developed by the receiving party in the course of work entirely independent of any disclosure hereunder by employees without access or use of the disclosing party's Confidential Information and such development can be documented to the reasonable satisfaction of the other party hereto;

        (f) is filed with any governmental or regulatory authority to the extent required or desirable to secure governmental or regulatory approval for marketing of the Product (provided the receiving party shall first notify the disclosing party of the extent of the proposed disclosure and seek to limit disclosure and to obtain confidential treatment) and

        (g) is provided to pre-clinical and clinical investigators where necessary or desirable for their information to the extent normal and usual in the custom of the trade and under a confidentiality agreement with essentially the same confidentiality provisions contained in this Section 0;



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        (h)     is disclosed pursuant to any judicial or governmental
                requirement or order.

        Except as expressly allowed herein, the receiving party shall hold in confidence and not use or disclose any Confidential Information of the disclosing party and shall similarly bind its employees in writing. All Confidential Information heretofore disclosed in writing by either party, including any Confidential Information which may be exchanged between the parties during the term of this Agreement, shall be deemed to have been disclosed under this Agreement and shall be subject to the provisions of this Section 0.


10.     CLAIMS AND WARRANTS

10.1.   Product Claims:

        JOMED shall limit claims of safety and efficacy of a Subassembly to those statements that EndoSonics itself utilizes in connection with its sale of Products which incorporate said Subassemblies. JOMED shall promptly notify EndoSonics of any customer complaints and shall cooperate with EndoSonics in the resolution of such complaints.

10.2.   EndoSonics Subassembly Warrants:

        EndoSonics represents and warrants to JOMED that all Subassemblies supplied in connection with this Agreement shall, at the time of delivery to JOMED, (i) meet the Product Specifications, (ii) be produced in compliance with good manufacturing practices and (iii) be in compliance with all applicable laws and regulations applicable to the manufacture of the Subassemblies. In addition, EndoSonics represents and warrants to JOMED that, as of the date hereof, it is aware of no patent or patent applications, not already known to JOMED and not licensed to JOMED or EndoSonics, owned by a third party that would present an issue of patent infringement with respect to the manufacture, use or sale of the Subassemblies supplied hereunder, which issue of patent infringement would also be present in the manufacture, use or sale of such Subassemblies without such Subassemblies ever being incorporated into a product by JOMED. THE FOREGOING WARRANTIES ARE THE SOLE AND EXCLUSIVE WARRANTIES OFFERED BY ENDOSONICS REGARDING SUBASSEMBLIES SUPPLIED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED. IN NO EVENT SHALL ENDOSONICS BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS) ARISING OUT OF A BREACH OF WARRANTY OR OTHER OBLIGATION UNDER THIS AGREEMENT.

        JOMED shall make no warranties or claims with respect to any Subassemblies that exceed the warranties made by EndoSonics to JOMED herein or the claims that are utilized by EndoSonics in connection with its sale of products incorporating the Subassemblies.



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10.3.   JOMED Product Warrants:

        JOMED represents and warrants to EndoSonics that all Product manufactured in connection with this Agreement shall (i) meet the Product Specifications, (ii) be produced in compliance with good manufacturing practices and (iii) be in compliance with all applicable laws and regulations applicable to the manufacture of the Product. In addition, JOMED represents and warrants to EndoSonics that, as of the date hereof, it is aware of no patent or patent applications, not already known to EndoSonics and not licensed to JOMED or EndoSonics, owned by a third party that would present an issue of patent infringement with respect to the manufacture, use or sale of the Product manufactured hereunder, which issue of patent infringement would also be present in the manufacture, use or sale of such Product without such Subassemblies ever being incorporated into a product by JOMED. THE FOREGOING WARRANTIES ARE THE SOLE AND EXCLUSIVE WARRANTIES OFFERED BY JOMED REGARDING PRODUCT MANUFACTURED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED. IN NO EVENT SHALL JOMED BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS) ARISING OUT OF A BREACH OF WARRANTY OR OTHER OBLIGATION UNDER THIS AGREEMENT.


11.     INDEMNIFICATION

11.1.   Indemnification by JOMED:

        Except with respect to any of the following that arises from gross negligence or willful misconduct of EndoSonics or its agents and subject to Section 0, JOMED shall indemnify, defend and hold harmless EndoSonics, its directors, officers, employees, customers, representatives and agents from and against any and all claims, suits, awards, losses, damages, demands, costs, fees and expenses incurred by EndoSonics (including reasonable attorney's fees), and other liabilities asserted by parties, both governmental and non-governmental, resulting from or arising out of (a) any misrepresentation of JOMED contained herein or breach of any warranty made by JOMED; (b) any material breach or violation of this Agreement by JOMED; (c) the material inaccuracy of any representation of the Product made by JOMED; or (d) a claim that the JOMED balloon and/or stent provided under this Agreement by JOMED individually or in combination infringes any patent.

        In the event the balloon and/or stent provided by JOMED under this Agreement, is subject to a claim of infringement, JOMED may, at its own expense and at its option, either (a) procure for EndoSonics the right to continue using said balloon and/or stent, (b) modify them to become non-infringing, or (c) substitute another interchangeable balloon and/or stent with substantially the same performance but which is non-infringing.

11.2.   Indemnification by EndoSonics:

        Except with respect to any of the following that arises from the gross negligence or



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        willful misconduct of JOMED or its agents and subject to Section 0,
        EndoSonics shall indemnify, defend and hold harmless JOMED, its directors, officers, employees, customers, representatives and agents from and against any and all claims, suits, awards, losses, damages, demands, costs, fees and expenses (including reasonable attorneys' fees), and other liabilities asserted by third parties, both governmental and nongovernmental, resulting from or arising out of (a) any misrepresentation of EndoSonics contained herein or breach of any warranty made by EndoSonics; (b) any material breach or violation of this Agreement by EndoSonics; (c) the material inaccuracy of any representation of the Subassemblies made by EndoSonics; or (d) a claim that EndoSonics' Subassembly provided under this Agreement infringes any patent.

        In the event the Subassembly provided by EndoSonics under this Agreement, or any part thereof, is subject to a claim of infringement, EndoSonics may, at its own expense and at its option, either (a) procure for JOMED the right to continue using said Subassembly, (b) modify the Subassembly to become non-infringing, or (c) substitute another interchangeable Subassembly with substantially the same performance but which is non-infringing.

11.3.   Limitations to Indemnity:

        The indemnities of Sections 0 and 0 shall not apply (a) if the indemnified party fails to give the indemnifying party prompt notice of any claim it receives and such failure materially prejudices the indemnifying party, or (b) unless the indemnifying party is given the opportunity to approve any settlement. Furthermore, the indemnifying party shall not be liable for attorneys' fees or expenses of litigation of the indemnified party unless the indemnified party gives the indemnifying party the opportunity to assume control of the defense or settlement. In addition, if the indemnifying party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. In no event shall the indemnifying party assume control of the defense of the indemnified party without the consent of the indemnified party (which consent shall be given or not at its sole discretion).


12.     MISCELLANEOUS

12.1.   Relationship of Parties:

        The relationship of JOMED to EndoSonics hereunder shall be solely that of an independent contractor. JOMED and EndoSonics each acknowledge and agree that neither JOMED nor EndoSonics is an employee, employer, agent, partner, or joint venturer of the other.

        Neither JOMED nor EndoSonics shall have or hold itself as having the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other, except with the express written authority of the other.

12.2.   Notices:

        All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing, shall be deemed to have been duly given when delivered in person, or when sent by telex or telecopy or other facsimile transmission (with the receipt confirmed), or on the fifth business day after posting thereof by registered or certified mail, return receipt requested, prepaid and addressed as follows (or such other address as the parties may designate by written notice in the manner of aforesaid):

        If to JOMED:

        JOMED International AB
        Drottninggatan 94
        S-25221 Helsingborg
        Sweden
        Attention:    T. Peters, President
        Telephone:    +46-42-490.6000
        Telefax:      +46-42-490.6001

        If to EndoSonics:

        EndoSonics Europe B.V.
        P.O. Box 1178
        2280 CD Rijswijk
        The Netherlands
        Attention:    Dr. J.P.C. de Weerd, Managing Director
        Telephone:    +31-70-307.3929
        Telefax:      +31-70-307.3922

12.3.   Governing Law:

        This Agreement shall be governed by and construed in all respects in accordance with the laws of The Netherlands.

12.4.   Non-Assignment:

        This Agreement may not be assigned by either party without the prior written consent of the other party.

12.5.   Entire Agreement:

        This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior representations, agreements and understandings among the parties with respect to such subject matter.

12.6.   Remedies Cumulative:

        The rights, powers and remedies set forth herein are cumulative and shall be in addition to any and all other rights, powers and remedies provided by law. The exercise of any right or remedy hereunder shall not in any way constitute a cure under this Agreement, or prejudice either party in the exercise of any of its rights under this Agreement or law.

12.7.   Attorneys' Fees:

        If litigation between the parties arises out of or relates to this Agreement, the prevailing party of any such litigation shall, for as long as allowed by the law and jurisdiction ruling the litigation, be entitled to recover from the other party its reasonable attorneys' and legal assistants' fees and other costs incurred in such litigation.

12.8.   Amendment:

        No changes or amendments or alterations shall be effective unless in writing and signed by all parties hereto.

12.9.   Waiver:

        No waiver of any default in the performance of any of the duties or obligations arising out of this Agreement shall be valid unless in writing and signed by the waiving party. Waiver of any one default shall not constitute or be construed as creating waiver of any other default or defaults. No course of dealing between the parties shall operate as a waiver or preclude the exercise of any rights or remedies under this Agreement.

        Failure on the part of either party to object to any act or failure to act of the other party, or declare the other party in default, regardless of the extent of such default, shall not constitute a waiver by the party of its rights hereunder.

12.10.  Severability:

        If any provision of this Agreement shall be held to be unenforceable in whole or in part, then the invalidity of such provision shall not be held to invalidate any other provision herein and all other provisions shall remain in full force and effect.

12.11.  Force Majeure:

        No delay or failure of EndoSonics or JOMED to perform any of their respective obligations under this Agreement shall be considered a breach of this Agreement if it results from any cause beyond the control of EndoSonics or JOMED, as the case may be, including, without limitation, any act of God, earthquake, hurricane, fire, flood, strike, lockout or other dispute, natural catastrophe, severe weather or public emergency, insurrection, riot, war, transportation shortage, or actions of governmental authorities.

12.12.  Survival of Sections:

        The obligations set forth in Sections 0, 0, 0, 0, 0, 0, and 0 shall survive the termination of this Agreement.

12.13.  Counterparts:

        This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original and all which together shall constitute one and the same agreement.

12.14.  Captions:

        The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


EndoSonics Europe B.V.                            JOMED N.V.





--------------------------                        ---------------------------
Dr. J.P.C. de Weerd                               T. Peters
Managing Director                                 President

                                   EXHIBIT 1.


                         INITIAL MANUFACTURING LOGISTICS

1.  Responsibilities of the Parties:

    In order to minimize time-to-market for the JOSONICS Flex System, the parties have agreed on the following initial manufacturing logistics:

    (a) JOMED will ship its balloons to EndoSonics.

    (b) EndoSonics will integrate said balloons in its modular intravascular ultrasound catheters, and ship fully tested Subassemblies to JOMED.

    (c) JOMED will crimp its Flex Stent onto the balloon portion of the Subassembly, final test the Product, package it and have it sterilized.

2.  Supply of JOMED balloons:

    Concurrent with JOMED placing a binding purchase order for Subassemblies, pursuant to Section 0 of this Agreement, JOMED shall supply EndoSonics, free of charge, with all balloons required to fill JOMED's purchase order for Subassemblies plus 10%, to allow for manufacturing scrap. If EndoSonics' manufacturing scrap exceeds 10%, EndoSonics shall order additional balloons from JOMED, and JOMED shall supply said balloons to EndoSonics at its manufacturing cost.

    Prior to February 1, 1999, JOMED shall supply EndoSonics, free of charge, with an initial manufacturing stock of 400 balloons.

    EndoSonics agrees that it is obtaining the balloons solely for incorporation in the Subassemblies and that it will sell such Subassemblies to JOMED only in accordance with the terms of this Agreement.

3.  Balloon Shipments:

    JOMED shall ship its balloons, F.O.B. JOMED's factory, at EndoSonics' cost to any location agreed between the parties, utilizing carriers approved by EndoSonics. JOMED shall package all balloons hereunder in a manner suitable for shipment and sufficient to withstand the effects of shipping, including handling during loading and unloading.

4.  Defective Balloon Claims:

    Claims concerning any failure of any balloons to meet the Product Specifications shall be promptly made by EndoSonics following such failure being discovered by EndoSonics. At JOMED's request and after JOMED's issuance of a Returned Goods Authorization number ("RGA Number"), EndoSonics shall forward for inspection all balloons that are the subject of EndoSonics' claim. No balloons shall be returned without the prior written consent of JOMED, as evidenced by the issuance of an RGA Number. JOMED shall use best efforts to timely resolve any balloon deficiencies and replace defective balloons, and shall proportionally excuse EndoSonics from meeting its delivery schedule pursuant to Section 0 of this Agreement.

5.  Improvements and Enhancements; Change Notices:

    JOMED shall notify EndoSonics of any material changes or modifications which may improve or enhance the performance of the balloons and shall use best efforts to timely incorporate such changes and modifications in future deliveries of said balloons.

    In addition, JOMED shall provide EndoSonics with prompt notice of any change or modification to the balloons (or any change or modification to the Specifications) to be implemented or made by JOMED, to the extent such change or modification may affect the manner in which EndoSonics handles the balloons or incorporates these into the Subassemblies.

                                   EXHIBIT 2.


                        ENDOSONICS MODULAR IVUS CATHETER
                               SUBASSEMBLY PRICING


UNITS                       PRICE (US$)
-----                       -----------
[ * ]                         [ * ]
[ * ]                         [ * ]
[ * ]                         [ * ]
[ * ]                         [ * ]


[ * ] COFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT 3.


                        ENDOSONICS MODULAR IVUS CATHETER
                                INITIAL FORECAST


[ * ]

[ * ] COFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION




                                   EXHIBIT 4.


                              JOSONICS FLEX SYSTEM
                       TERRITORY AND DISTRIBUTION CHANNEL


TERRITORY                                  DISTRIBUTION CHANNEL
---------                                  --------------------

Baltic States (Estonia, Latvia,            -   JOMED Distributor
Lithuania)
Turkey                                     -   JOMED Distributor
Middle East (Lebanon, Syria, Jordan,       -   JOMED Direct Organization / Distributors
Saudi Arabia, Kuwait, Qatar, Bahrain,
United Arab Emirates, Oman, Egypt)
Russia                                     -   JOMED Direct Organization / Distributor
Benelux                                    -   JOMED Direct Organization
France                                     -   JOMED Direct Organization
Germany                                    -   JOMED Direct Organization
Hungary                                    -   JOMED Direct Organization
Israel                                     -   JOMED Direct Organization
Italy                                      -   JOMED Direct Organization
Scandinavia (Sweden, Norway, Denmark,      -   JOMED Direct Organization
Finland)
United Kingdom                             -   JOMED Direct Organization
Spain                                      -   Joint distributor Diagnostic Grifols
                                           -   JOMED's distributor Cormax (t.b.d.)
Czech Republic                             -   Joint distributor A-Care
Slovakia                                   -   Joint distributor A-Care
Portugal                                   -   EndoSonics' distributor Material Hospitalar Lda.
Austria                                    -   EndoSonics' distributor Euromed
Bosnia                                     -   EndoSonics' distributor Euromed
Croatia                                    -   EndoSonics' distributor Euromed
Switzerland                                -   EndoSonics' distributor Euromed


Distribution rights in the Territory include the right to sell or place Oracle(R) Intracoronary Imaging Systems with In-Vision(TM) option, ChromaFlo and/or 3D at customer sites in conjunction with the sale of JOSONICS Flex Systems to said sites.

                                   EXHIBIT 5.


                           QUALITY ASSURANCE AGREEMENT

This Agreement is made this 15th day of December, 1998 between

EndoSonics Europe B.V., a company incorporated under the laws of The Netherlands with its principal office located in Rijswijk, The Netherlands, represented by Dr. J.P.C. de Weerd (hereinafter referred to as the "Supplier").

and

JOMED / SITOmed GmbH, a company incorporated under the laws of Germany with its principal office located in Unterschlei(beta)heim, Germany, represented by Mr. Siegfried Einhellig (hereinafter referred to as the "Manufacturer").

1. This Agreement governs the manufacturing, supply and market introduction of the "VisionStent", in accordance with the Medical Device Directive 93/42/EWG. The "VisionStent" is manufactured per the specifications set forth in attached Technical Information Sheet.

    The "VisionStent" shall consist of Manufacturer's balloon and stent, incorporated into Supplier's modular intravascular ultrasound catheter ("Modular Catheter").

2. The Manufacturer, according to the Medical Device Directive 93/42/EWG, is JOMED Implantate GmbH.

3. This Agreement shall commence the date hereof and may be terminated at the end of any calendar quarter by either party giving the other party at least three (3) months written notice in advance of said date.

4. The "VisionStent" is a class III device according to Medical Device Directive 93/42/EWG, Appendix IX.

    The intended use and the specification will be described by a manufacturing product file determined by the manufacturer.

    The essential requirements according to Medical Device Directive 93/42/EWG for the Modular Catheter, as well as the production of the Modular Catheter, are the responsibility of the Supplier.

5. The Modular Catheter documentation according to Medical Device Directive 93/42/EWG, Appendix II, is provided by the Supplier. These documents will be stored for the duration of at least 5 years after the final circulation and shall be presented on request to the notified body and the competent national authorities. This obligation exists independent of the validation of this Agreement.

    The "VisionStent" final product documentation and filing thereof will be the responsibility of the Manufacturer, in accordance with the Medical Device Directive 93/42/EWG.

6. Manufacturer and Supplier shall each build up a QM-System and shall maintain this system according to standard EN ISO 9001, EN 46001 and the Medical Device Directive 93/42/EWG, Appendix II.

    The QM-Systems of both parties shall be certified by a notified body. Each party shall promptly inform the other, should there be any changes in the certification of the other party.

6. Upon notification of any risk and/or malfunction (incident, near incident) concerning the product which could result in death or serious injury to a patient, user or other person or lead to a product recall (according to the guidelines of the Medical Device Vigilance System, MEDDEV 2.1271 - rev. 3), each party shall inform the other immediately. In such event both parties shall promptly define, agree on, and implement preventive and corrective actions and shall inform the designated competent national authorities accordingly.

7. The Supplier shall inform the Manufacturer immediately of any changes to the Modular Catheter and shall support these changes with suitable documentation to the Manufacturer.

    Any decision to implement design changes shall be made by the Manufacturer in consultation with the Supplier. The documentation for such design changes, if any, shall be in accordance with the Medical Device Directive 93/42/EWG.

8. The Supplier agrees to support any Quality audits by the notifying body, the competent authority and/or the Manufacturer, provided proper advance notification is given.


EndoSonics Europe B.V.                            JOMED GmbH
Rijswijk, The Netherlands                         Unterschlei(beta)heim



----------------------------                      ------------------------------
Dr. J.P.C. de Weerd                               S. Einhellig

Managing Director                                 Vice President
Sr. Vice President                                Sales & Marketing Europe



                                                                              24